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                    May 20, 2022

       Roop Lakkaraju
       Chief Financial Officer
       BENCHMARK ELECTRONICS INC
       56 South Rockford Drive
       Tempe, Arizona 85281

                                                        Re: BENCHMARK
ELECTRONICS INC
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-10560

       Dear Mr. Lakkaraju:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing